Exhibit 99.1

Horsehead Holding Corp. Reports Fourth Quarter 2013 Results

PITTSBURGH--(BUSINESS WIRE)--February 25, 2014--Horsehead Holding Corp. (Nasdaq: ZINC) reported a consolidated net loss of $(12.4) million, or $(0.26) per diluted share, for the fourth quarter of 2013, compared to a consolidated net loss for the fourth quarter of 2012 of $(11.2) million, or $(0.25) per diluted share. The fourth quarter of 2013 loss included charges associated with mark-to-market adjustments to hedges of $4.7 million and charges, before taxes, of $19.7 million related to impairment and severance costs associated with the planned shutdown of the Company’s Monaca, Pennsylvania facility. Consolidated net earnings, excluding these charges, were $3.8 million, or $0.08 per diluted share. This compares to adjusted consolidated net earnings of $0.9 million for the fourth quarter of 2012, or $0.02 per diluted share. The LME zinc and nickel prices were 2% and 18% lower, respectively, than those for the same quarter last year.

“Our primary focus in the fourth quarter was managing transitional issues related to the shutdown of Monaca and completion of construction and commissioning activities at our new Mooresboro, North Carolina facility and at Zochem. As such, we are pleased that, despite lower commodity prices, earnings improved compared with the prior year’s quarter after eliminating one-time shutdown-related charges and non-cash adjustments to hedge positions. We increased production in the Monaca smelter and decreased unit operating costs compared with the third quarter of 2013. We announced the permanent closure of the Monaca zinc oxide refinery in late December and shifted all future sales and production of zinc oxide to Zochem. In addition, we announced the formation of ThirtyOx, a joint venture with Imperial Zinc Corp. intended to recover secondary zinc oxides to feed Mooresboro and secondary zinc metals to feed Imperial,” said Jim Hensler, President and Chief Executive Officer.

“We are very excited as we near the start of zinc production at our Mooresboro facility. Although severe cold weather delayed the progress of water circulation testing by several weeks, we have successfully achieved key milestones of our commissioning plan. The critical path for first zinc production is now commissioning of the cellhouse, which is expected before the end of March. The Zochem capacity expansion has started to ramp up and is expected to be fully commissioned by the end of the first quarter of 2014,” said Jim Hensler.

Fourth Quarter Highlights

Compared to the same quarter last year:

  Zinc finished product shipments decreased 6,318 tons, or 14%, to 39,994 tons for the current quarter as zinc production declined 13%, reflecting the reduction of operations at Monaca late in the quarter. Zinc product shipments were supplemented by sales of Waelz oxide and calcine of 3,341 tons, on a zinc-contained basis, during the current quarter, which are not included in this figure.
  EAF dust volume processed was flat with the prior year quarter. EAF dust-based feed made up 97% of the feed mix for the smelter during the most recent quarter compared to 78% for the same quarter last year.
  The LME zinc price averaged $0.86/lb for the fourth quarter of 2013, compared to $0.88/lb for the fourth quarter of 2012. The LME nickel price averaged $6.31/lb for the fourth quarter of 2013, compared to $7.70/lb for the fourth quarter of 2012.
  Net sales, excluding $4.7 million related to non-cash hedge charges for the current quarter, were $108.4 million, compared to $110.6 million for the fourth quarter of 2012, after excluding $4.1 million in non-cash hedge charges for the prior year’s quarter. Price realization for finished zinc products on a zinc-contained basis reflected a $0.21/lb premium to the average LME zinc price for the quarter, compared to a $0.15/lb premium in the prior year’s quarter.
  Cost of sales, excluding asset impairment charges and one-time closure costs associated with the Monaca facility, declined $3.2 million to $92.3 million, reflecting the effect of lower shipment levels and increased use of EAF dust-based feed, partially offset by higher unit conversion costs.
  Adjusted EBITDA(1) was $11.2 million for the quarter compared to $10.9 million for the same quarter last year, and was $33.6 million for the year ended December 31, 2013, compared to $40.7 million for 2012, reflecting primarily the effect of lower commodity prices.
  Cash on hand at the end of the quarter was $136.3 million. Capital spending was $77.6 million for the quarter and $311.8 million for the year ended December 31, 2013. The Company believes that it has sufficient liquidity to meet its capital and operating requirements for 2014.
  The Company locked in a zinc price of slightly over $.90/lb. for the fourth quarter of 2013 and the first quarter of 2014 on 8,000 metric tons per month using a forward swap and netted about $1.1 million in cash for the quarter. The Company recently added 5,000 metric tons/month for the second quarter of 2014 at $0.94/lb.

Shipments and Production Data

	Quarter ended Dec 31,		Twelve months ended Dec 31,
	2013	2012	2013	2012
Zinc production - tons	39,051	44,819	157,174	174,417
Zinc finished product shipments - tons	39,994	46,312	169,376	189,044
Zinc contained - tons	36,236	42,110	152,964	170,123
Net sales realization
Zinc finished products - per lb	$0.98	$0.94	$0.99	$0.94
Zinc finished products -per lb zinc contained	$1.08	$1.03	$1.10	$1.04
EAF dust receipts - tons	144,387	143,491	613,749	624,441
Nickel remelt alloy shipments - tons	6,863	5,689	27,897	27,802
LME average zinc price - per lb	$0.86	$0.88	$0.87	$0.88
LME average nickel price - per lb	$6.31	$7.70	$6.81	$7.95

Business Outlook

Hensler added, “EAF dust receipts were approximately the same during the fourth quarter of 2013 as they were in the prior year’s fourth quarter. Average service fees increased by 5.5% compared with the prior year’s quarter, primarily as a result of contractual price increases. We processed a quantity of dust approximately 7% higher than our dust receipts during the quarter. In December 2013, we idled one of our nine waelz kilns to balance capacity with supply. We expect to remain at this level at least through the first quarter of 2014. Steel industry output remained steady as we entered the first quarter of 2014, however, the movement and unloading of railcars was hampered by severe weather conditions. We expect this backlog situation will resolve itself over the next few weeks.

The Monaca facility returned to a six furnace operating level in October and remained at that level until December 23rd, at which time we permanently closed the zinc oxide refinery. We expect to operate the smelter at a five furnace level producing PW zinc metal until it is closed. We would expect the permanent closure of the smelter to occur within a few weeks after we have started to ramp up zinc production at the Mooresboro facility. At a reduced operating level at the Monaca facility, we have the opportunity to generate incremental value from the sale of waelz oxide and zinc calcine to other zinc producers given that we have insufficient capacity to consume all of these zinc units internally. As a result, we started to sell these intermediate products during the fourth quarter of 2013 and expect to continue this practice until the Mooresboro facility is sufficiently ramped up to fully consume all of the waelz oxide we produce.

Shell Chemical continues its activities related to its ongoing review of the Monaca location for its proposed petrochemical complex. As we announced at the end of December 2013, we entered into an Amended and Restated Option & Purchase Agreement with Shell that included extending the option period during which Shell may perform its evaluation. The amended agreement also provides for demolition activities to commence at Shell’s expense. These activities have been initiated in certain areas of the facility while the smelter is still operating. A contractor has been engaged and demolition is underway. We expect the demolition process to continue throughout 2014.

Zochem’s earnings before taxes increased compared with the prior year’s fourth quarter due primarily to higher product margins and increased volume. Shipments increased by 26% compared with the prior year’s quarter. We operated five of seven muffle furnaces at Zochem for most of the fourth quarter. We started the sixth furnace in February 2014 and expect to start the seventh furnace before the end of the first quarter of 2014 as we sell the remaining inventory in Monaca and ramp up production at Zochem. As we enter 2014, we continue to see oxide premiums holding steady with our previously-announced price increase, and volume has been stronger than expected. Construction activity related to the expansion project at Zochem is winding down with final punch list items expected to be completed before the end of the first quarter.

INMETCO turned in another solid quarter despite taking their annual outage in October. Tolling receipts increased 32% and shipments increased 21% compared with the prior year’s fourth quarter, which was negatively affected by a fire at the facility. Pre-tax income between the two quarters was essentially the same after eliminating the favorable adjustment related to insurance proceeds recorded during the fourth quarter of 2012 even though nickel prices were 18% lower in the current quarter. We anticipate stronger tolling receipts in 2014 as Outokumpu continues ramping up production at its Calvert, Alabama facility. We have started to increase power to our submerged arc furnace to increase melting output and keep pace with stronger tolling receipt levels.

We are near the point of mechanical completion required to begin zinc production at the Mooresboro facility. Work continues on punch list items and ancillary facilities not needed to begin zinc production. The commissioning process is now focused in a few remaining areas before production can begin. Throughout this process, no issues have been identified affecting our key assumptions regarding the technology, the value of the project, or our ramp-up expectations upon startup. We have experienced delays during the past several weeks and some damage to piping, valves and fittings as a result of severe and prolonged cold weather conditions. The facility is particularly vulnerable to cold weather during the water circulation testing phase of the commissioning process. This is not expected to be the case during normal operations with acidified solutions since residual heat in the system should be sufficient to minimize the risk of freezing. We have also experienced delays due to minor equipment issues mostly related to locating and repairing sources of leaks, which is to be expected during the commissioning process. The critical path to start-up is being paced by the commissioning activity in the cellhouse, primarily related to automation of the cathode stripping equipment. We expect to complete this work in March, which could allow zinc production to begin before the end of the first quarter of 2014. The lead-silver recovery circuit is still expected to start up late in the second quarter of 2014. We have approximately 230 employees on-site and trained, supporting both the commissioning and start-up activities. We continue to believe that this project will deliver $90 to $110 million of incremental annual adjusted EBITDA once fully operational, along with other potential benefits such as reduced cost of hedging, maintenance capital spending and cash taxes.”

Conference Call Information

Horsehead will conduct a conference call with investors and analysts on Tuesday, February 25, 2014, at 11:00 am EST to discuss its fourth quarter. Dial-in instructions are as follows.

Dial-In Numbers:
United States: (888) 895-5271
International: (847) 619-6547

Confirmation Number: 36590630

An Audio-Only Web Conference Cast will also be available from the Investor Relations Corporate Information page of our website www.horsehead.net or directly at http://event.on24.com/r.htm?e=746815&s=1&k=7E08B0BA17EF9699EC38B46F4271C5F4.

A replay of the call will be available beginning at 1:30 pm ET on Tuesday, February 25, 2014 and ending on Tuesday, March 11, 2014 at 11:59 pm ET. Dial in instructions for the replay are:

Dial-In Numbers:
United States: (888) 843-7419
International: (630) 652-3042
Access Code: 3659 0630#

About Horsehead

Horsehead Holding Corp. (“Horsehead”) (Nasdaq: ZINC) is the parent company of Horsehead Corporation, a leading U.S. producer of specialty zinc and zinc-based products and a leading recycler of electric arc furnace dust; The International Metals Reclamation Company (“INMETCO”), a leading recycler of metals-bearing wastes and a leading processor of nickel-cadmium (NiCd) batteries in North America; and Zochem Inc., a zinc oxide producer located in Brampton, Ontario. Horsehead, headquartered in Pittsburgh, Pa., employs approximately 1,100 people and has seven facilities throughout the U.S. and Canada. Visit www.horsehead.net for more information.

Cautionary Statement about Forward-Looking Statements

This press release contains forward-looking statements, including statements about business outlook, future operating levels, proposed and potential initiatives and strategy, financial and performance targets and statements about historical results that may suggest trends for our business. These statements are based on assumptions, estimates and information available to us at the time of this press release and are not guarantees of future performance. There may be several factors that may cause our actual results to differ materially from the forward-looking statements, including, among others, the impact of future market conditions or unexpected production disruptions, including labor disruptions associated with the wind down of our Monaca facility, on our results of operations, our future operating costs and production levels and our expansion plans and initiatives, delays in the achievement of full commercial operations at our Mooresboro facility, our ability to successfully implement and maintain past and future price increases, our ability to achieve the benefits we expect to achieve from the new zinc plant once fully operational, the ultimate cost to construct and start up the new plant and our ability to pay these costs and maintain adequate liquidity, our ability to obtain environmental and regulatory permits and approvals, and the success and timing of our expansion plans and initiatives and their impact on our future capabilities, capacity and production costs and our financial results. Our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on our results of operations and financial condition. You should carefully read the factors described in the “Risk Factors” section of our filings with the Securities and Exchange Commission for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update this earnings release to reflect events or circumstances after the date hereof.

Summary Consolidated Financial Results (in thousands except per share amounts):

Income Statement (unaudited)

	Quarter ended Dec 31,		Twelve months ended Dec 31,
	2013	2012	2013	2012

Net sales	$103,627	$106,441	$441,936	$435,666
Cost of sales (excluding depreciation and amortization)	104,372	112,991	409,568	434,057
Severance expenses	7,691	-	7,691	-
Insurance claim income	-	(1,500)	(2,450)	(1,500)
Gross profit (excluding depreciation and
amortization)	(8,436)	(5,050)	27,127	3,109
Depreciation and amortization	8,104	8,036	29,678	26,193
S G & A expenses	5,328	4,489	22,207	20,882
Loss from operations	(21,868)	(17,575)	(24,758)	(43,966)
Interest expense	721	2,728	2,728	7,864
Interest and other income	3,782	1,543	6,072	2,694
Bargain Purchase of Business	-	1,781	-	1,781
Loss before taxes	(18,807)	(16,979)	(21,414)	(47,355)
Income tax benefit	(6,363)	(5,822)	(7,455)	(16,928)
Net loss	$ (12,444)	$(11,157)	$(13,959)	$(30,427)

Loss per diluted share	$(0.26)	$(0.25)	$ (0.31)	$(0.69)

Weighted average diluted shares outstanding	48,375	43,954	45,160	43,841

Adjusted EBITDA (1)	$11,169	$10,926	$33,626	$40,651

Segment Information (unaudited)

	Quarter ended Dec 31, 2013				Twelve months ended Dec 31, 2013
	Zinc Products	Nickel Products	Corporate, eliminations and other	Total	Zinc Products	Nickel Products	Corporate, eliminations and other	Total
Net sales	$91,500	$12,416	$(289)	$103,627	$389,414	$53,638	$(1,116)	$441,936
(Loss) income before taxes	(20,247)	1,530	(90)	(18,807)	(32,993)	12,535	(956)	(21,414)

	Quarter ended Dec 31, 2012				Twelve months ended Dec 31, 2012
	Zinc Products	Nickel Products	Corporate, eliminations and other	Total	Zinc Products	Nickel Products	Corporate, eliminations and other	Total
Net sales	$95,053	$11,530	$(142)	$106,441	$379,887	$56,833	$(1,054)	$ 435,666
(Loss) income before taxes	(17,854)	3,125	(2,250)	(16,979)	(56,765)	15,048	(5,638)	(47,355)

(1)

Adjusted EBITDA is a non-GAAP financial measure. Management uses adjusted EBITDA to help it evaluate performance and to compare current results with those for prior periods as well as with the results of other companies in our industry. We caution investors that adjusted EBITDA should not be considered as a substitute for disclosures made in accordance with GAAP. Below is a reconciliation of adjusted EBITDA to net (loss) income:

	Quarter ended Dec 31,		Twelve months ended Dec 31,
	2013	2012	2013	2012

Net loss	$(12,444)	$(11,157)	$(13,959)	$(30,427)
Non-cash hedge adjustments	4,733	4,130	5,719	30,642
Non-cash compensation expense	422	369	3,209	2,477
Impairment of assets - Monaca	9,349	15,966	9,349	25,305
Severance and other - Monaca	10,429	-	10,429	-
Income tax benefit	(6,363)	(5,822)	(7,455)	(16,928)
Interest expense	721	2,728	2,728	7,864
Interest and other income	(3,782)	(3,324)	(6,072)	(4,475)
Depreciation and amortization	8,104	8,036	29,678	26,193
Adjusted EBITDA	$11,169	$10,926	$33,626	$40,651

CONTACT:
Horsehead Holding Corp.
Robert D. Scherich, Vice President & CFO, 724-773-9000